EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-69441) of Kulicke and Soffa Industries, Inc. of our report dated June 30, 2003 relating to the financial statements of Kulicke and Soffa Industries, Inc. Incentive Savings Plan, which appears in this Form 11-K.

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

July 28, 2003